EXHIBIT 99.1

Baldwin Technology Company, Inc.
2 Trap Falls Road Suite 402 Shelton, CT 06484-0941 USA	Tel: 203 402 1000 Fax: 203 402 5500 www.baldwintech.com
News from Baldwin
Contact: Helen P. Oster
(203) 402-1004
Baldwin Elects New Director
Shelton, Conn., November 14, 2007 — Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in process automation technology for the printing industry, announced today that Claes Warnander has been elected to the Company’s Board of Directors.
Since June of 2005, Mr. Warnander has served as Chairman of Haldex China, overseeing Haldex’s business expansion in China. Prior to that, he was the President and CEO of Haldex from 1988 to 2005, growing the company from approximately $100 million to $1 billion in annual sales. Haldex is listed on the Swedish Stock Exchange.
Currently, Mr. Warnander serves on the Board of Velux, a Danish manufacturer of roofs, windows and skylights. He recently concluded service on the Boards of two Swedish companies including Nolato, a manufacturer of polymer components and systems products for use in telecom, medical and industrial applications, and Emotron, a manufacturer of controls of electric motors.
Mr. Warnander, 64, received an LL.B from Stockholm University, an MBA from Umea University in Sweden, and a Master of Science degree from Stanford University (Fullbright Scholarship).
Baldwin Chairman Gerald A. Nathe said, “We welcome the addition of Claes to our Board of Directors. With his extensive international experience in Europe, America and Asia, we expect he will be a valuable contributor to Baldwin as the Company expands operations in the global marketplace.”
About Baldwin
Baldwin Technology Company, Inc. is a leading global supplier of process automation equipment for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Conn., the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.